As filed with the Securities and Exchange Commission on December 1, 2000
                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                   -----------

                                ANDRX CORPORATION
             (Exact name of registrant as specified in its charter)

                                   -----------

              Delaware                                 65-1013859
------------------------------------      ------------------------------------
  (State or other jurisdiction of           I.R.S. Employer Identification No.
   incorporation or organization)


                                  Alan P. Cohen
                             Chief Executive Officer
                                Andrx Corporation
                           4001 Southwest 47th Avenue
                            Ft. Lauderdale, FL 33314
                                 (954) 584-0300
               (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices and agents for service of process)

                                   -----------

                          Copies of communications to:

                              Dale S. Bergman, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

                                   -----------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------- ----------------- ----------------------- ------------------------ --------------------
                                                  Proposed maximum        Proposed maximum
 Title of securities to be     Amount to be      offering price per      aggregate offering          Amount of
        registered              registered            share(1)                  price            registration fee
---------------------------- ----------------- ----------------------- ------------------------ --------------------
Andrx Group common stock,
$.001 par value                  250,000               $58.88                $14,720,000              $3,886
---------------------------- ----------------- ----------------------- ------------------------ --------------------

         (1) Estimated pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices for a share of Andrx Group common stock on the Nasdaq National Market on November 24, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Commission, acting pursuant to
Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.


                                   PROSPECTUS

                     SUBJECT TO COMPLETION, DECEMBER 1, 2000

                   250,000 shares of Andrx Group common stock

                                ANDRX CORPORATION

     Certain of our stockholders are offering a total of 250,000 shares of Andrx Group common stock, pursuant to this prospectus.

     The selling stockholders may sell their shares in one or more transactions in the over-the-counter market, on the Nasdaq National Market or on any other exchange on which Andrx Group common stock may be listed. They may also sell in privately negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell their shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders on account of their sales of the shares of Andrx Group common stock from time to time. We will indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933. See "How the Shares May be Distributed."

     We will not receive any proceeds from the sale of these shares. Our Andrx Group common stock is quoted on the Nasdaq National Market under the symbol "ADRX" and our Cybear Group common stock is quoted on the Nasdaq National Market under the symbol "CYBA".

The securities offered hereby involve a high degree of risk and should be considered only by such persons capable of bearing the economic risk of such investment. You should carefully consider the "Risks of Investing in Our Shares" section beginning on page 4 of this prospectus.

You should rely on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give any information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 1, 2000.

                                TABLE OF CONTENTS

                                                                         PAGE


PROSPECTUS SUMMARY.........................................................1

RISKS OF INVESTING IN OUR SHARES...........................................4

NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................17

SELLING STOCKHOLDERS......................................................18

HOW THE SHARES MAY BE DISTRIBUTED.........................................19

LEGAL OPINION.............................................................19

EXPERTS...................................................................19

WHERE YOU CAN FIND MORE INFORMATION.......................................20

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................20

         ----------------------------------------------------

         In September 2000, we completed a reorganization whereby we acquired the outstanding shares of common stock of Cybear Inc. that we did not own, reincorporated in Delaware and created two new classes of common stock:

     o Andrx Group common stock, to track the performance of Andrx Corporation and subsidiaries, other than its ownership of Cybear Inc.; and

     o   Cybear Group common stock, to track the performance of Cybear Inc..

         As used in this prospectus, the words "Andrx Corporation," "we," "us," and "our" refer to Andrx Corporation, and all of its subsidiaries taken as a whole. In addition, "Andrx" refers to Andrx Corporation and all of its subsidiaries, prior to the reorganization, and to the Andrx Group following the reorganization, and "Cybear" refers to Cybear Inc. and its subsidiaries prior to and following the reorganization.

         The information in this prospectus with respect to Andrx gives effect to the two-for-one stock splits in June 1999 and April 2000.

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, as discussed in the "Where You Can Find More Information" section of this prospectus.

Overview

         We formulate and commercialize controlled-release oral pharmaceuticals using our proprietary drug delivery technologies. We market and sell Cartia XT(R) and Diltia XT(R), our generic or bioequivalent versions of Cardizem(R) CD and Dilacor XR(R). Through our distribution operations, we also sell drugs manufactured by third parties primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. Through Cybear, we develop and market Internet applications that are intended to improve the efficiency of day-to-day administrative and communications tasks for various participants in the healthcare industry.

         We have eight proprietary drug delivery technologies that we have patented for certain applications or for which we have filed for patent protection for certain applications. We believe our technologies are flexible and can be modified to apply to a variety of pharmaceutical products. We use our proprietary drug delivery technologies and formulation skills to develop:

     o bioequivalent versions of selected controlled-release brand name pharmaceuticals; and

     o brand name controlled-release formulations of existing immediate-release or controlled-release drugs where we believe that the application of our drug delivery technologies may improve the efficacy or other characteristics of those products.

         Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient friendly" dosage forms, which reduce the number of times a drug must be taken, thus improving patient compliance.

Product Development and Commercialization

         Bioequivalent Pharmaceuticals

         We market Cartia XT(R) and Diltia XT(R), respectively. The U.S. Food and Drug Administration, or FDA, tentatively approved the Abbreviated New Drug Applications, or ANDAs, we submitted for our bioequivalent versions of Prilosec(R), Tiazac(R) and Naprelan(R). These products had U.S. brand sales in excess of $3.5 billion in 1999. We do not expect to receive FDA approval to market these products until the related patent litigation with respect to these products has been favorably resolved or such litigation has been pending for approximately 30 months.

However, our products may not be commercialized immediately following FDA's approval of their sale, as we will launch our products only after it is both lawful and we determine that it appears prudent to do so. With respect to our bioequivalent version of Prilosec, marketing approval will be delayed until at least the expiration of the composition of matter patent in April 2001, and this may be extended for six months to October 2001 under regulatory provisions that reward pediatric studies. We filed ANDAs and are awaiting tentative or final FDA approval for several additional products, including bioequivalent versions of Wellbutrin SR(R), Zyban(R), K-Dur(R), Depakote(R), Claritin D-24(R), Lodine(R) XL and Procardia XL(R). These products had U.S. brand sales in excess of $2 billion in 1999. Additionally, the FDA has approved the bioequivalent versions of Trental(R) and Oruvail(R) that we developed for ANCIRC, our joint venture with Watson Pharmaceuticals, Inc. If we commercially market bioequivalent versions of any of the six additional products that were initially part of the ANCIRC joint venture, including Procardia XL for which we recently submitted an ANDA, we are required to pay a royalty to Watson with respect to such sales. In August 2000, we entered into CARAN, a 50/50 joint venture with Carlsbad Technology, Inc., to develop, manufacture and sell three bioequivalent pharmaceutical products, all of which have been filed with the FDA. Carlsbad developed and will manufacture the products and we will distribute the products.

         We continually evaluate other potential bioequivalent product candidates for development, either internally or through joint ventures, most of which (in terms of sales), are controlled release pharmaceuticals. In selecting product candidates, we focus on pharmaceuticals for which we anticipate we can have high sales volume.

         Brand Name Pharmaceuticals

         We apply our proprietary drug delivery technologies to the development of brand name controlled-release formulations of existing immediate-release and controlled-release drugs. The FDA approval process for these products will require the filing of New Drug Applications, or NDAs. In selecting our product candidates, we focus on pharmaceuticals with high sales volume whose patent rights will expire in a time frame that allows us to complete the development prior to patent expiration. Our most advanced brand products, Lovastatin XL(R), for the treatment of elevated cholesterol, recently completed Phase III trials, and Metformin XT(R), for the treatment of diabetes, commenced Phase III trials in the third quarter of 2000. These products are in markets which are addressed by pharmaceutical products which had approximately $7.7 billion in U.S. sales in 1999. We are also in various early stages of development for certain other products.

Pharmaceutical Distribution Operations

         We market and distribute drugs manufactured by third parties. Our customers consist primarily of independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups. Our distribution operations assist in the marketing of Cartia XT and Diltia XT and our bioequivalent version of Trental and we plan to use these operations to assist in the marketing of other bioequivalent products being developed by us and our collaborative partners. These operations allow us to observe and participate directly in developments and trends in the pharmaceutical industry.

Cybear

         Cybear uses the Internet to improve the efficiency of the administrative and communication tasks of managing patient care with secure and reliable transmission of information. Cybear is an Internet Service Provider, or ISP, and an Application Services Provider, or ASP, for the healthcare industry. Cybear uses or intends to use its own secure private network to provide access to the Internet, e-mail and productivity applications to physicians, physician organizations, pharmacies and hospitals. In March 1999, Cybear introduced its first product, dr.cybear, its physician practice portal, which addresses the communications and operational needs of physicians and other healthcare providers. dr.cybear is marketed to physicians, physician organizations, hospitals, managed care organizations and integrated delivery networks throughout the United States. In September 1999, Cybear and Andrx formed a joint venture, known as Cybearclub, to promote the sale of vaccines, injectables and other items to physicians' offices over the Internet through dr.cybear.

Recent Development

         On November 16, 2000, we entered into a definitive agreement to acquire CTEX Pharmaceuticals, Inc., a privately owned pharmaceutical sales and marketing company based in Jackson, Mississippi. The acquisition is for $30 million, subject to adjustment, comprised of Andrx Group common stock and cash, and will be accounted for using the purchase method of accounting. The acquisition is subject to various closing conditions, including the Registration of the shares included herein for resale. Andrx expects that the closing will occur by the first quarter of 2001.

----------

         Our principal corporate office is located at 4001 S.W. 47th Avenue, Ft. Lauderdale, Florida 33314, and our telephone number is (954) 584-0300.

The Offering

Andrx Group common stock offered by the selling stockholders.... 250,000 shares

Common Stock outstanding..........69,281,653 shares of Andrx Group common stock
                                  15,202,611 shares of Cybear Group common stock

Use of Proceeds...................We will not receive any of the proceeds from the sale of these shares of Andrx Group common stock. See "Proceeds from the Sale of Shares" and "Selling Stockholders."


                        RISKS OF INVESTING IN OUR SHARES

         You should carefully consider the following risks before making an investment decision. The trading price of our shares could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our combined financial statements and the related notes thereto incorporated by reference from our filings with the SEC. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, results of operations, financial condition, or prospects could be materially adversely affected. In such case, the trading price of our shares could decline, and you may lose all or part of your investment.

Risks Related to Andrx

         Our business is subject to substantial litigation which could expose us to unfavorable claims

         We have and continue to face substantial patent infringement litigation with respect to the manufacture, use and sale of our products. To date, actions have been filed against us in connection with substantially all of the ANDAs we have filed containing certifications relating to infringement, validity or enforceability of patents. In these certifications, we state our position that our proposed product will not infringe an unexpired patent which has been listed with the FDA as covering the brand name product and/or that such patent is invalid or unenforceable. We anticipate that additional actions may be filed as we or our collaborative partners file additional ANDAs. Patent litigation may also be brought against us in connection with certain NDA products that we may pursue. The timing and outcome of this type of litigation is difficult to predict because of the uncertainties inherent in patent litigation. There can be no assurance that any of our products will be commercialized immediately following FDA's approval of their sale, as we will launch our products only after it is both lawful and we determine that it appears prudent to do so. Our business and financial results could be materially harmed by the delays in marketing our products as a result of litigation, an unfavorable outcome in any litigation or the expense of litigation whether or not it is successful.

         We are subject to antitrust litigation and an FTC administrative proceeding relating to a stipulation we entered into with Aventis which, if adversely determined, would harm our business and financial results

         Putative class actions and individual actions have been filed against us in a number of state and federal courts. In each of these suits, we and Aventis S.A., formerly Hoechst Marion Roussel, Inc., and some of our affiliates, have been named as co-defendants. We entered into a stipulation and agreement with Aventis in connection with the patent infringement litigation that Aventis brought against us. In the stipulation, we agreed to maintain the status quo, which included not commencing to market our bioequivalent version of Cardizem CD until the earlier of final resolution of the Aventis litigation or the occurrence of certain other events specified in the stipulation in exchange for, among other things, Aventis' agreement not to seek a preliminary injunction against us in the then-pending litigation and the right to obtain a license to the relevant Aventis' patents if we lost the patent infringement litigation or other events occurred and certain payments made by Aventis to us. The complaint in each of these actions alleges that Aventis alone and Aventis along with us, by way of the stipulation, engaged in antitrust and other statutory and common law violations which allegedly have, and other things, given Aventis and us a monopoly in the U.S. market for Cardizem CD and a bioequivalent version of that pharmaceutical product or otherwise restrained trade. The complaints in each of the class actions seek compensatory damages on behalf of each class member in an unspecified amount and, in some cases, treble damages, as well as costs and counsel fees, disgorgement, injunctive relief and other remedies.

         On May 11, 2000, the United States District Court for the Eastern District of Michigan denied our and Aventis' motions to dismiss the consolidated class action and other complaints pending before this court, which is handling the multi-district litigation challenging the stipulation. On June 6, 2000, the Eastern District Court of Michigan granted motions for partial summary judgment with respect to the stipulation, without addressing the issues of whether the stipulation in fact had any anti-competitive effect or caused any injury or damages, the court determined that the stipulation constituted a restraint of trade that was a per se violation of the federal anti-trust laws. The court's decision is subject to our right to appeal at the conclusion of the litigation, but we and Aventis asked the District Court to permit an immediate appeal of the ruling to the United States Court of Appeals for the Sixth Circuit. On August 15, 2000, the District Court granted the motions and certified two questions to the appellate court. Thereafter, as required under Federal Rules of Appellate Procedure, we and Aventis filed motions requesting the appellate court to accept the appeal as certified by the District Court. Those motions are still pending. Also, on September 20, 2000, the District Court granted plaintiffs' motions to amend their complaints to allege a nationwide class of purchasers suing under state unjust enrichment laws. In due course, we and Aventis will be given the opportunity to make motions to dismiss these new claims. A hearing on the motions to certify the actions as class actions is scheduled to be heard in December 2000.

         In addition, on March 16, 2000, we were named as a respondent by the FTC in an administrative action seeking a cease and desist order against future agreements similar to the stipulation and other remedies. The complaint in the administrative proceeding does not seek any monetary remedies from us of any kind.

         An adverse outcome in the class actions, individual actions and FTC administrative action or the expense to us of defending such actions, whether or not there is an adverse outcome, could materially harm our business and financial results.

         The Southeast Regional office of the SEC has commenced an informal inquiry of Cybear with respect to the relationships and agreements between Cybear and Andrx Corporation, particularly with respect to Cybearclub LC, a joint venture between Cybear and Andrx Corporation that is intended to promote the distribution of healthcare products to physician offices through the Internet. Cybear is cooperating voluntarily with the SEC.

         We only have a limited number of commercialized products and these and other products typically have declining revenues over their product life

         To date, the FDA has approved or tentatively approved the ANDAs for seven of our products and we are marketing only three of these (including the one ANCIRC product). We cannot assure you that our products under development or products submitted to the FDA will be approved for sale by the FDA or other regulatory authorities or that our development efforts will be successfully completed. Our future results of operations will depend significantly upon our ability to develop and market new pharmaceutical products and our existing ones. Our operating results may vary significantly on an annual or quarterly basis depending on the timing of, and our ability to obtain, FDA approvals for such new products. Newly introduced bioequivalent pharmaceuticals with limited or no competition are typically sold at higher selling prices, often resulting in higher gross profit margins. Competition from other manufacturers typically results in a decline in selling prices and gross profit margins. The timing of our future operating results may also be affected by a variety of additional factors, including the results of future patent challenges and market acceptance of our new products.

         The stringent governmental regulation in our business subjects us to a costly and time consuming approval process for our products

         Drug manufacturers are required to obtain FDA approval before marketing their new drug product candidates. The FDA approval requirements are costly and time consuming. We cannot assure you that our bioequivalence or clinical studies and other data will result in FDA approval to market our new drug products. We believe that the FDA's abbreviated new drug application procedures will apply to our bioequivalent versions of controlled-release drugs. We cannot assure you that any of our bioequivalent versions of controlled-release drugs will be suitable for, or approved as part of, abbreviated applications. Moreover, once a drug is approved (under either procedure) we cannot assure you that it will not have to withdraw such product from the market if it is not manufactured in accordance with FDA standards or our own internal standards.

         Some abbreviated application procedures for bioequivalent controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval requirements for particular bioequivalent drugs. We cannot predict at this time whether the FDA will make any changes to our abbreviated application requirements as a result of these petitions or the effect that any changes may have on us. Any changes in FDA regulations or policies may make abbreviated application approvals more difficult and thus may materially harm our business and financial results.

         In order to market a new drug that does not qualify for the FDA's abbreviated application procedures, we must conduct extensive clinical trials to demonstrate product safety and efficacy and submit an NDA. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. We have never submitted an NDA. We cannot assure you that our studies and filings will result in FDA approval to market our new drug products or the timing of any approval.

         Patent certification requirements for bioequivalent controlled-release drugs and for some new drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is initiated by the holder or holders of the brand name patents. Delays in obtaining FDA approval of abbreviated applications and some new drug applications can also result from a marketing exclusivity period and/or an extension of patent terms.

         Proposed FDA regulations and recent FDA guidelines may result in our bioequivalent products not being able to fully utilize the 180-day marketing exclusivity period

         In August 1999, the FDA proposed to amend its regulations relating to 180-day marketing exclusivity for which certain bioequivalent drugs may qualify. We cannot predict whether or what changes the FDA may make to those regulations. In March 2000, the FDA issued new guidelines regarding the timing of approval of ANDAs following a court decision in patent infringement actions and the start of the 180-day marketing exclusivity period provided for in the Waxman-Hatch amendments applicable to generic pharmaceuticals. These guidelines could result in us not being able to utilize all or any portion of the 180-day marketing exclusivity period on ANDA products we were first to file on, depending on the timing of court decisions in patent litigation. We are unable to predict what impact, if any, the FDA's new guidelines may have on our business or financial condition.

         We face uncertainties related to clinical trials which could result in delays in product development and commercialization

         Prior to seeking FDA approval for the commercial sale of brand name controlled-release formulations under development, we must demonstrate through clinical trials that these products are safe and effective for use. We have limited experience in conducting and supervising clinical trials. There are a number of difficulties associated with clinical trials. The results of these clinical trials may not be indicative of results that would be obtained from large-scale testing. Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless, affect the clinical trial results. Moreover, we cannot assure you that our clinical trials will demonstrate sufficient safety and efficacy to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in pre-clinical studies. These failures have often resulted in decreases in stock prices. If any of our products under development are not shown to be safe and effective in clinical trials, our business and financial results could be materially harmed by any resulting delays in developing other compounds and conducting related clinical trials.

         Restrictive FDA regulations govern the manufacturing and distribution of our products

         The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with Current Good Manufacturing Practices, or cGMP, standards. As a wholesale distributor of bioequivalent pharmaceuticals, we are subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. Our business and financial results could be materially harmed by any failure to comply with licensing and other requirements.

         Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration, or DEA, and comparable state-level agencies. Further, the FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority and may also pursue monetary penalties. Our business and financial results could be materially harmed by these requirements or FDA or DEA actions.

         We have limited manufacturing capacity and needs to acquire or build additional capacity for products in our pipeline. Our manufacturing facilities must comply with stringent FDA and other regulatory requirements

         We have an approximately 35,000 square foot commercial manufacturing facility. This facility is currently being used to manufacture Cartia XT and Diltia XT and is expected to be sufficient for these products and for our bioequivalent versions of Tiazac, Oruvail, Naprelan and K-Dur. As it will not be suitable for the manufacture of all of the products we intend to develop and manufacture, we are in the process of expanding our facilities for manufacturing operations.

         Our new manufacturing facilities, once completed, will need to be in compliance with cGMP and inspected. We cannot assure you that such approvals will be obtained or will be obtained in time to manufacture each of our additional products as they are approved. Our facilities will be subject to periodic inspections by the FDA and we cannot assure you that the facilities will continue to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of our planned products, and may require us to incur significant additional expense to comply with cGMP or other regulatory requirements. Our business and financial results could be materially harmed by an adverse determination by the FDA as a result of any such inspection. Further, we will depend on other companies to manufacture certain of the product candidates under development.

         The DEA also periodically inspects facilities for compliance with security, record keeping, and other requirements that govern controlled substances. Our business and financial results could be materially harmed by an adverse determination by the DEA as a result of any such inspection.

         If we are unable to manage our rapid growth, our business will suffer

         We have experienced rapid growth of our operations. This growth has required us to expand, upgrade and improve our administrative, operational and management systems, controls and resources. We anticipate additional growth in connection with the expansion of our manufacturing operations, development of our brand products, our marketing and sales efforts for the products it develops, the development and manufacturing efforts for our products and Internet operations. If we fail to manage growth effectively or to develop a successful marketing approach, our business and financial results will be materially harmed.

         We face intense competition in the pharmaceutical industry from both brand-name and bioequivalent manufacturers, wholesalers and distributors that could severely limit our growth

         The pharmaceutical industry is highly competitive and many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than us. We are subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and pharmaceuticals and other manufacturers that may decide to undertake in-house development of these products. Our bioequivalent products may be subject to competition from competing bioequivalent products marketed by the patent holder. In our pharmaceutical distribution business, we compete with a number of large wholesalers and other distributors of pharmaceuticals. We cannot assure you that we will be able to continue to compete successfully with these companies.

         We depend on our patents and trade secrets and our future success is dependent on our ability to protect these secrets and not infringe on the rights of others

         We believe that patent and trade secret protection is important to our business and that our future success will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. We have been issued a number of U.S. patents and have filed additional U.S. and various foreign patent applications relating to our drug delivery technologies. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to our validity or as to the enforceable scope of the claims of the patent. We cannot assure you that:

     o our processes or products will not infringe upon the patents of third parties;

     o our patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

     o   any of our future processes or products will be patentable; or

     o any pending or additional patents will be issued in any or all appropriate jurisdictions.

         Our business and financial results could be materially harmed if we fail to avoid infringement of the patent or proprietary rights of others or to protect our patent rights.

         We also rely on trade secrets and proprietary knowledge, which we generally seek to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known by competitors.

         We depend upon management and key personnel and do not have employment agreements with them

         Our success depends to a significant degree upon the services of senior management and other key employees. There can be no assurance that any individual will continue in his or her present capacity with us for any specified period. In addition, our success will depend in large part on our ability to attract and retain highly qualified scientific, technical and business personnel experienced in the development, manufacture and marketing of pharmaceuticals. Our business and financial results would be materially harmed by the loss of the services of any of our key employees or the inability to attract or retain qualified personnel.

         We will need an effective sales organization to market and sell our future brand products and our failure to have an effective sales organization may harm our business

         We do not have a sales organization to market and sell our brand products that we may develop or acquire. We cannot assure you that prior to the time these products are available for commercial launch we will be able to license our products to pharmaceutical companies with sales organizations, enter into a favorable co-promotion or contract sales arrangement, or recruit or acquire an effective sales organization. Our inability to enter into satisfactory sales and marketing arrangements in the future may materially harm our business and financial results. We may have to rely on collaborative partners to market our products. These partners may not have the same interests as us in marketing the products and we may lose control over the sales of these products.

         Decreases in healthcare reimbursements could limit our ability to sell our products or decrease our revenues

         Our ability to maintain profitability in our distribution business or to commercialize our product candidates depends in part on the extent to which reimbursement for the cost of pharmaceuticals will be available from government health administration agencies, private health insurers and other organizations. In addition, third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely affect the pricing of our product candidates. Moreover, healthcare reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. We cannot assure you that healthcare providers, patients or third party payors will accept and pay for our pharmaceuticals. In addition, there is no guarantee that healthcare reimbursement laws or policies will not materially harm our ability to sell our products profitably or prevent us from realizing an appropriate return on our investment in product development.

         We may be subject to product liability claims and we may not have adequate insurance

         The design, development and manufacture of our products or the products it distributes involve a risk of product liability claims. We have obtained product liability insurance and believe that it is adequate for our current operations, but may seek to increase our coverage prior to the commercial introduction of our new product candidates. We cannot assure you that the coverage limits of our insurance will be sufficient to cover potential claims. Product liability insurance is expensive and difficult to obtain and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. Our business and financial results could be materially harmed by a successful claim against us in excess of our insurance coverage.

         Cybear operates in an evolving market dependent on the Internet and may have losses for the foreseeable future

         Cybear operates in a market that is at an early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed competing products and services. Cybear introduced its first product in March 1999 and has realized only minimal revenues. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for Cybear's products and services are subject to a high level of uncertainty and risk. Cybear is also dependent on the adoption of the Internet for commerce and broad acceptance of new methods of conducting business and exchanging information, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce. We cannot guarantee that the market for Cybear's products and services will develop or that demand for Cybear's services will emerge or be sustainable. Moreover, operating on the Internet raises a number of additional risks, including reliance on independent content providers, possible system failures and possible security breaches that could harm Cybear's business. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if Cybear's products or services do not achieve or sustain market acceptance, Cybear's business would be harmed. Cybear also expects to report losses for the foreseeable future, which may affect its operating results. Also, Cybear may be required to fund its losses by raising outside financing and we cannot guarantee you that outside financing alternatives will be available to Cybear at such time. As a result of our ownership of Cybear, our business and financial results could also be materially harmed.

         The volatility of our share price could affect an investment in our stock

         The market prices for securities of companies engaged in pharmaceutical development activities have been highly volatile. The market price of our shares may be impacted by:

     o   developments or disputes concerning patent or proprietary rights;

     o   threatened litigation and any settlements;

     o   progress in the development or approval of our product candidates;

     o publicity regarding actual or potential medical results relating to products under development by us or our competitors;

     o announcements of technological innovations or new products by us or our competitors;

     o   regulatory developments in both the U.S. and foreign countries;

     o   public concern as to the safety of drug technologies;

     o   economic and other external factors;

     o   period-to-period fluctuations in financial results;

     o   the volatility of the market price for Cybear Group common stock; and

     o   Cybear's financial performance.

         Cybear Group common stock also could be subject to fluctuations in response to the above and other more specific factors. The market prices of equity securities of technology companies generally and Internet-related companies in particular, the business in which Cybear operates, are characterized by highly volatile stock prices. This volatility has included rapid and significant increases in the trading prices of certain Internet companies to levels that do not bear any reasonable relationship to the operating performance of such companies.

         The anti-takeover provisions of our charter documents and Delaware law could affect stockholders

         Certain provisions of our amended and restated certificate of incorporation and bylaws may have anti-takeover effects and may delay, defer or prevent a takeover attempt of us. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of us.

Risks Associated With Having Two Classes of Common Stock

         Financial effects on one group could adversely affect the other group

         We have two classes of common stock: Andrx Group common stock to track the performance of Andrx and Cybear Group common stock to track the performance of Cybear.

         Holders of Andrx Group common stock and Cybear Group common stock are common stockholders of Andrx Corporation, and will continue to be subject to all of the risks of an investment in us and all of our businesses, assets and liabilities. The allocation of assets and liabilities and stockholders' equity between us and Cybear will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect our ownership of assets or responsibility for liabilities or those of our subsidiaries. The assets attributed to one group may be subject to the liabilities of the other group, even if these liabilities arise from lawsuits, contracts or indebtedness attributed to the other group. If we are unable to satisfy one group's liabilities with the assets attributed to it, we may satisfy those liabilities with assets we have attributed to the other group.

         Financial effects on one group that affect the consolidated results of operations or financial condition of Andrx Corporation could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds that can be paid as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information incorporated by reference by this prospectus.

         Holders of each class of common stock will have only limited class stockholder rights

         Holders of Andrx Group common stock and Cybear Group common stock generally will not have stockholder rights specific to their corresponding groups. Rather, stockholders will have customary stockholder rights relating to Andrx Corporation as a whole. For example, holders of Andrx Group common stock and Cybear Group common stock will vote as a single class to approve a disposition of all or substantially all of our assets and holders of both classes are entitled to receive a percentage of all of our assets in the case of a liquidation. Holders of either Andrx Group common stock or Cybear Group common stock will have only the following rights with respect to their class of common stock:

     o an opportunity to receive dividends, if any, when, as and if declared by our board of directors;

     o an opportunity to have the Cybear Group common stock be redeemed or converted into Andrx Group common stock upon the disposition of all or substantially all of the assets of Cybear; and

     o a right to vote separately as a class only on matters as set forth in the certificate of incorporation, as may be required under Delaware law or the Nasdaq National Market rules.

         We will not hold separate meetings for holders of Andrx Group common stock or Cybear Group common stock.

         In limited circumstances where a separate class vote is required, the class of common stock with less than majority voting power can block action

         If the certificate of incorporation, Delaware law or the Nasdaq National Market rules require a separate vote on any matter by the holders of either the Andrx Group common stock or the Cybear Group common stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

         Holders of either class of common stock could be adversely affected by a conversion of the Cybear Group common stock

         At any time or the occurrence of certain tax-related events, our board of directors, in its sole discretion and without stockholder approval, could determine to convert shares of Cybear Group common stock into shares of Andrx Group common stock, including a conversion at a time when either or both classes of common stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests of the holders of the Andrx Group common stock in Andrx Corporation. Any conversion would also preclude holders of both classes of common stock from retaining their investment in a security that is intended to reflect separately the performance of the groups. It may also give holders of shares of converted Cybear Group common stock a greater or lesser consideration than any consideration a third-party buyer would pay for all or substantially all of the assets of Cybear.

         Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of common stock

         Stockholders may not have any remedies if an action or decision of our board of directors or our officers has a disadvantageous effect on the Andrx Group common stock or the Cybear Group common stock compared to the other class of common stock. Recent cases in Delaware Court involving tracking stocks have indicated that decisions by directors or officers involving differing treatment of tracking stocks should be judged under the business judgment rule, unless self-interest is established. The business judgment rule provides that an informed director or officer will be deemed to have satisfied his or her fiduciary duties if that person acts in a manner he or she believes in good faith to be in the best interests of Andrx Corporation. Because of the application of the business judgment rule, holders of one group's stock who are disadvantaged by an action of our board of directors or officers may not be able to successfully make claims that a decision involving different treatment of the Andrx Group common stock or Cybear Group common stock was wrongful, absent a showing of self-interest by directors or officers.

         Stock ownership could cause directors and officers to favor one group over the other

         Our directors and officers currently own more shares, including shares subject to stock options, of Andrx Group common stock than the Cybear Group common stock. As a policy, our board of directors will periodically monitor the ownership of shares of the Andrx Group common stock and shares of Cybear Group common stock by its directors and senior officers and its option grants to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of the Andrx Corporation and our stockholders as a whole. However, because the actual value of their interests in the Andrx Group common stock and Cybear Group common stock is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and option holdings.

         Numerous potential conflicts of interests exist between classes of common stock which may be difficult to resolve by our board of directors or which may be resolved adversely to one of the classes

         The existence of different classes of common stock could give rise to occasions when the interests of holders of the Andrx Group common stock and Cybear Group common stock diverge, conflict or appear to diverge or conflict.

         Our board of directors may pay more or less dividends on one group's common stock than if that group was a separate company

         Our board of directors has the authority to declare and pay dividends on each class of common stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on the Andrx Group common stock, exclusively on the Cybear Group common stock, or on both, in equal or unequal amounts. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. The performance of one group may cause our board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone corporation. In addition, Delaware law and the certificate of incorporation may impose limitations on the amount of dividends which may be paid on each class of common stock.

         Allocation of corporate opportunities could favor one group over the other

         Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, the directors could determine that a corporate opportunity, such as a business that Andrx may be acquiring, should be shared by Cybear. Any such decisions could favor one group at the expense of the other.

         Groups may compete with each other to the detriment of their businesses

         The existence of two separate classes of common stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. Under a board of directors' policy, groups will generally not engage in the principal businesses of the other. However, our board of directors will permit indirect competition between the groups based on a good faith business judgment that such competition is the best interests of Andrx Corporation and all of our stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

         Either group may finance the other group on terms unfavorable to one of the groups

         It is possible that we will transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers in one of the following ways:

     o as a short-term or long-term loan between groups or as a repayment of a previous borrowing;

     o   as an increase or decrease in the equity interest; or

     o   as a sale of assets between the two groups.

         Our board of directors has not adopted specific criteria for determining when it will transfer cash or other property as a loan or repayment, an increase or decrease in equity interest or a sale of assets. These determinations, including the terms of any transactions accounted for as debt, could be unfavorable to either the group transferring or receiving the cash or other property. Our board of directors expects to make these determinations, either in specific instances or by setting generally applicable policies, after considering the financing requirements and objectives of the receiving group, the investment objectives of the transferring group and the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Andrx and Cybear cannot assure you that any terms that are fixed for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation.

         Provisions governing the two classes of common stock could discourage a change of control and the payment of a premium for shares

         The existence of two classes of common stock could present complexities and could pose obstacles, financial or otherwise, to a person seeking to acquire control of us. In addition, provisions of Delaware law and the certificate of incorporation and bylaws may also deter hostile takeover attempts. If Andrx and Cybear were separate, independent publicly traded companies, any person interested in acquiring either group without negotiating with the other group's management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. A person interested in acquiring only one group would still be required to seek control of the majority of the voting power represented by all the outstanding stock of Andrx Corporation.

         Investors may not value the common stock based on group financial information and policies

         We cannot assure you that investors will value the Andrx Group common stock and the Cybear Group common stock based on the reported financial results and prospects of Andrx and Cybear or the dividend policies established by our board of directors.

                           FORWARD-LOOKING STATEMENTS

         We caution our readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this prospectus or which are otherwise made by or on behalf of us. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing words such as "may", "will", "to", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect our results include, but are not limited to the risks and uncertainties associated with a drug delivery company which has only commercialized a few products, has new technologies and limited manufacturing experience, including but not limited to current and potential competitors with significant technical and marketing resources, and dependence on key personnel. We are also subject to the risks and uncertainties associated with all drug delivery companies, including changes in regulatory schemes, difficulty in receiving regulatory approval to market new products, compliance with government regulations and patent infringement and other litigation. Additionally, we are subject to risks and uncertainties associated with drug distribution companies, including but not limited to, fierce competition and decreasing gross profits. In addition, Cybear, our Internet-based healthcare information technology subsidiary is subject to the risks and uncertainties of an early stage Internet company, including but not limited to, limited operating history, substantial operating losses, availability of capital resources, ability to effectively compete, unanticipated difficulties in product development, ability to gain market acceptance and market share, ability to manage growth, reliance on short-term non-exclusive contracts, ability to obtain content, Internet security risks and uncertainty relating to the evolution of the Internet as a medium for commerce, dependence on third party content providers, dependence on key personnel, ability to protect intellectual property and the impact of future government regulation. We are also subject to other risks detailed herein or detailed from time to time in our and Cybear Inc.'s filings with the SEC.

                          PROCEEDS FROM SALE OF SHARES

         We will not receive any proceeds from the sale of the shares of Andrx Group common stock being offered.

         We expect to incur expenses of approximately $15,000 in connection with the registration of the shares.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the ownership of Andrx Group common stock by selling stockholders as of the date of this prospectus.

                                                        Beneficial                                            Beneficial
                                                  ownership of Andrx Group          Number of           Ownership of Andrx Group
                                                    common stock before            shares being              common stock
           Selling Stockholders                         offering(1)                 offered(3)            after offering(4)
                                                    -------------------            ------------           -----------------
                                                  Number       Percentage(2)                           Number       Percentage(2)
--------------------------------------------     --------     --------------                          --------     ---------------
Bobby Joe King, Jr.                              185,294            *                 185,294            0                0

Max Draughn                                       17,647            *                  17,647            0                0

Frank Montgomery                                  23,529            *                  23,529            0                0

Dennis R. Thomas, M.D.                            23,529            *                  23,529            0                0

      ----------

         *Represents less than 1%.

     (1) Represents shares beneficially owned by the named individual, including shares of Andrx Group common stock that the person has the right to acquire within 60 days of the date of this prospectus. Unless otherwise noted, all persons listed have sole voting and sole investment power.

     (2) Based on 69,281,653 shares of Andrx Group common stock issued and outstanding as of November 28, 2000.

     (3) Does not constitute a commitment to sell any or all of the stated number of shares of Andrx Group common stock. The number of shares of Andrx Group common stock offered shall be determined from time to time by each selling stockholder in his sole discretion.

     (4) Assumes all the shares of Andrx Group common stock are sold pursuant to this prospectus and that no other shares of Andrx Group common stock are acquired or disposed of by the selling stockholders prior to the termination of this prospectus.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders have advised us that they may from time to time sell all or a portion of the shares offered in one or more transactions in the over-the-counter market, on the Nasdaq National Market, or on any other exchange on which the Andrx Group common stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Neither we nor the selling stockholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders on account of their sales of the shares from time to time.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event of a "distribution" of securities, the selling stockholders, any selling broker-dealer, and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which prohibits certain activities for the purpose of pegging, fixing or stabilizing the price of securities in connection with an offering.

         Under the securities laws of certain states, the shares may be sold only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements.

         We will pay certain expenses in connection with this offering, estimated to be approximately $15,000 but we will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares of the Andrx Group common stock.

                                     EXPERTS

         The financial statements of Andrx Corporation and Cybear Inc., incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the SEC. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

         We also file annual, quarterly and current reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at: http://www.sec.gov.

         Quotations for the prices of our Andrx Group common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated by reference into this prospectus:

     o The Registration Statement on Form S-3 (Registration No. 333-33822), as filed with the SEC on March 31, 2000, and as subsequently amended on April 28, 2000 and May 24, 2000;

     o The Registration Statement on Form S-4 (Registration No. 333-38226), as filed with the SEC on March 31, 2000, and as subsequently amended on July 21, 2000;

     o The description of the Andrx Group common stock contained in our registration statement on Form 8-A, filed on September 8, 2000, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description; and

     o Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000.

         In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at:

                                Andrx Corporation
                              4001 S.W. 47th Avenue
                            Ft. Lauderdale, FL 33314
                                 (954) 584-0300
                         Attention: Corporate Secretary

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Andrx Group common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Our amended and restated certificate of incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law.

           We have entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Andrx Corporation) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of Andrx Corporation, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx Corporation and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of Andrx Corporation, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx Corporation.

                                     PART II
                       INFORMATION REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------

         Andrx Corporation estimates that its expenses in connection with this registration statement will be as follows:

         SEC registration fee                           $    3,886
         Legal fees and expenses                        $    5,000
         Accounting fees and expenses                   $    3,000
         Miscellaneous                                  $    3,114
                                                        ----------

                         Total                          $   15,000
                                                        ==========

Item 15. Indemnification of Directors and Officers.

         Our amended and restated certificate of incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law.

         We have entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify such person against certain liabilities (including settlements) and expenses actually and reasonably incurred by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Andrx Corporation) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of Andrx Corporation, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx Corporation and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of Andrx Corporation, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx Corporation.

Item 16. Exhibits.

         5.1    Opinion of Broad and Cassel
         23.1 Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)
         23.2   Consent of Independent Certified Public Accountants
         24.1 Power of Attorney (included in the signature page of this Registration Statement)

         ------------------

Item 17. Undertakings.

           The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (c) To include any additional or changed material information on the plan of distribution;

             provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on December 1, 2000.

                                       ANDRX CORPORATION


                                       By:     /s/  Angelo C. Malahias
                                          --------------------------------------
                                          Angelo C. Malahias, Vice President and
                                          Chief Financial Officer

         Each person whose signature appears below constitutes and appoints Alan
P. Cohen, Elliot F. Hahn and Angelo C. Malahias, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents; or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                  Signature                                     Title                                 Date
                  ---------                                     -----                                 ----
             /S/  ALAN P. COHEN                   Co-Chairman, Chief Executive               December 1, 2000
----------------------------------------------      Officer and Director
                 Alan P. Cohen                      (Principal Executive Officer)



           /S/  CHIH-MING J. CHEN                 Co-Chairman, Chief Scientific              December 1, 2000
----------------------------------------------      Officer and Director
           Chih-Ming J. Chen, Ph.D.


             /S/  ELLIOT F. HAHN                  President and Director                     December 1, 2000
----------------------------------------------
             Elliot F. Hahn, Ph.D.

                  Signature                                     Title                                 Date
                  ---------                                     -----                                 ----
           /S/  ANGELO C. MALAHIAS                Vice President and Chief                   December 1, 2000
----------------------------------------------      Financial Officer (Principal
              Angelo C. Malahias                    Financial and Accounting
                                                    Officer)


           /S/  LAWRENCE J. DUBOW                 Director                                   December 1, 2000
----------------------------------------------
               Lawrence J. DuBow


            /S/  IRWIN C. GERSON                  Director                                   December 1, 2000
----------------------------------------------
               Irwin C. Gerson


          /S/  MICHAEL A. SCHWARTZ                Director                                   December 1, 2000
----------------------------------------------
          Michael A. Schwartz, Ph.D.


             /S/  MELVIN SHAROKY                  Director                                   December 1, 2000
----------------------------------------------
             Melvin Sharoky, M.D.

                                  EXHIBIT INDEX

         Exhibit           Description
         -------           -----------

         5.1               Opinion of Broad and Cassel

         23.1              Consent of Broad and Cassel (included in Exhibit 5.1)

         23.2              Consent of Independent Certified Public Accountants

         24.1 Power of Attorney (included in the signature page of this Registration Statement)